Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street
San Jose, CA 95112-4598

Contact:	Tom Smegal (408) 367-8200 (analysts)
	Shannon Dean (310) 257-1435 (media)	November 5, 2013

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

RESULTS FOR THE 3rd QUARTER OF 2013

SAN JOSE, CA  —  California Water Service Group (NYSE : CWT) today announced net income of $29.2 million and earnings per share of $0.61 for the third quarter of 2013, compared to net income of $29.8 million and earnings per share of $0.71 for the third quarter of 2012.  The year-to-year decrease in earnings per share was primarily attributable to the dilutive effect of the stock offering completed in March 2013.

During the third quarter of 2013, State of California enterprise zone tax credits for the periods 2008 to 2013 and current year equipment repairs and maintenance state income tax deductions contributed $4.1 million to net income.  During the third quarter of 2012, mains repairs and maintenance state income tax deductions contributed $6.2 million to net income.

Revenue for the third quarter of 2013 was $184.4 million, compared to revenue of $178.1 million in third quarter of 2012.  The increase in revenue was due primarily to an increase in water usage of $4.0 million, net of WRAM, which includes a $1.1 million increase in accrued unbilled revenue.  Rate increases added $3.5 million in revenue and the effect of other regulatory mechanisms decreased revenue by $1.2 million.

Total operating expenses for the third quarter of 2013 increased by $6.8 million, or 4.8%, to $148.6 million.  Water production costs increased by $4.1 million, or 6.2%, to $70.6 million, primarily due to wholesale water rate increases and increased sales to existing customers.  Administrative costs increased $0.7 million, or 3.1%, to $24.7 million, due primarily to increases in labor and health care expenses; these increases were partially offset by a reduction in conservation program expenses.  Other operations expenses remained unchanged at $17.7 million.

Maintenance expense increased $0.2 million, or 4.5%, to $4.6 million, due to an increase in main and service repair.  Depreciation expense increased $0.8 million, or 5.7%, to $4.6 million due to 2012 capital additions.

Other income and expenses, net of income taxes, decreased $0.1 million primarily due to a decrease in unrealized gains associated with the Company’s non-qualified retirement plans.  Interest expense decreased by $0.1 million, or 1.1%, to $7.1 million.

According to President and Chief Executive Officer Martin A. Kropelnicki, core results for the third quarter are in line with expectations and reflect the Company’s budget discipline.

“We have remained diligent in our efforts to operate within budget, which is particularly critical given the fact that we are in the third year of our three-year rate case cycle in California.  I am also pleased with our progress to reach a settlement agreement with parties to our 2012 General Rate Case that will enable us to recover costs, make critical infrastructure investment, and address affordability issues, assuming it is approved by the California Public Utilities Commission as proposed,” he said.

Cal Water Files Settlement Agreement on 2012 General Rate Case

On October 31, 2013, the Company announced that its largest subsidiary, California Water Service Company (Cal Water), had reached a settlement agreement with the California Public Utilities Commission’s Office of Ratepayer Advocates and other parties to its 2012 General Rate Case.  The Commission may or may not approve the settlement agreement; it is expected to issue a final decision in early 2014.  If the settlement agreement were adopted as proposed, it would add $45 million in total revenues in 2014 and an estimated $10 million in 2015 and 2016.  Cal Water would be authorized to invest $447 million in infrastructure improvements over three years in order to provide safe, reliable water service to customers throughout the state.  It would also be allowed to increase the discount for qualified low-income customers and the Rate Support Fund discount for customers residing in higher cost service areas.  For additional information, visit www.cpuc.ca.gov.

Other Information

All stockholders and interested investors are invited to listen to the 2013 third quarter conference call on 11 a.m. ET on Wednesday, November 6, 2013, which can be accessed by dialing 1-888-503-8169 or 1-719-325-2315 and keying in ID# 9201217. A replay of the call will be available from 2:00 p.m. ET on Wednesday, November 6, 2013, through January 6, 2014, at 1-888-203-1112 or 1-719-457-0820, ID# 9201217. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available on our website at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	September 30,	December 31,
	2013	2012
ASSETS
Utility plant:
Utility plant	$2,190,573	$2,096,363
Less accumulated depreciation and amortization	(685,351)	(639,307)
Net utility plant	1,505,222	1,457,056

Current assets:
Cash and cash equivalents	48,847	38,790
Receivables: net of allowance for doubtful accounts of $815 as of September 30, 2013 and $714 as of December 31, 2012
Customers	42,979	29,958
Regulatory balancing accounts	27,047	34,020
Other	9,802	11,943
Unbilled revenue	25,815	15,394
Materials and supplies at weighted average cost	5,689	5,874
Taxes, prepaid expenses, and other assets	10,373	10,585
Total current assets	170,552	146,564

Other assets:
Regulatory assets	354,879	344,419
Goodwill	2,615	2,615
Other assets	50,165	45,270
Total other assets	407,659	392,304
	$2,083,433	$1,995,924

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$477	$419
Additional paid-in capital	327,890	221,013
Retained earnings	271,887	252,280
Total common stockholders’ equity	600,254	473,712
Long-term debt, less current maturities	430,227	434,467
Total capitalization	1,030,481	908,179

Current liabilities:
Current maturities of long-term debt	48,013	46,783
Short-term borrowings	11,515	89,475
Accounts payable	60,414	47,199
Regulatory balancing accounts	1,699	5,018
Accrued interest	10,656	4,705
Accrued expenses and other liabilities	64,716	49,887
Total current liabilities	197,013	243,067

Unamortized investment tax credits	2,180	2,180
Deferred income taxes, net	168,091	158,846
Pension and postretirement benefits other than pensions	247,335	244,901
Regulatory and other liabilities	91,185	92,593
Advances for construction	184,879	187,584
Contributions in aid of construction	162,269	158,574
Commitments and contingencies	—	—
	$2,083,433	$1,995,924

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30	September 30
For the Three-Months ended:	2013	2012

Operating revenue	$184,404	$178,135
Operating expenses:
Operations:
Water production costs	70,614	66,489
Administrative and general	24,670	23,925
Other operations	17,657	17,658
Maintenance	4,575	4,377
Depreciation and amortization	14,505	13,720
Income taxes	11,165	10,387
Property and other taxes	5,414	5,218
Total operating expenses	148,600	141,774

Net operating income	35,804	36,361

Other income and expenses:
Non-regulated revenue	3,649	3,756
Non-regulated expenses, net	(2,825)	(2,697)
Income tax (expense) on other income and expenses	(330)	(422)
Net other income	494	637

Interest expense:
Interest expense	7,687	8,024
Less: capitalized interest	(540)	(798)
Net interest expense	7,147	7,226

Net income	$29,151	$29,772

Earnings per share
Basic	$0.61	$0.71
Diluted	$0.61	$0.71
Weighted average shares outstanding
Basic	47,737	41,905
Diluted	47,770	41,905
Dividends declared per share of common stock	$0.1600	$0.1575

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30	September 30
For the Nine-Months ended:	2013	2012

Operating revenue	$450,403	$438,436
Operating expenses:
Operations:
Water production costs	171,956	158,119
Administrative and general	73,106	69,110
Other operations	50,332	59,213
Maintenance	12,896	14,742
Depreciation and amortization	43,625	41,383
Income taxes	19,567	19,477
Property and other taxes	16,564	13,802
Total operating expenses	388,046	375,846

Net operating income	62,357	62,590

Other income and expenses:
Non-regulated revenue	10,386	11,943
Non-regulated expenses, net	(8,482)	(8,491)
Income tax (expense) on other income and expenses	(765)	(1,383)
Net other income	1,139	2,069

Interest expense:
Interest expense	23,527	23,484
Less: capitalized interest	(1,619)	(2,647)
Net interest expense	21,908	20,837

Net income	$41,588	$43,822

Earnings per share
Basic	$0.91	$1.05
Diluted	$0.90	$1.05
Weighted average shares outstanding
Basic	45,927	41,886
Diluted	45,957	41,886
Dividends declared per share of common stock	$0.4800	$0.4725